Exhibit 15.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of MKDWELL Tech Inc. on Form 20-F (File No. 001-42197) of our report dated May 2, 2024, which includes an explanatory paragraph as to the MKDWELL Limited’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of MKDWELL Limited as of December 31, 2023 and 2022, and for each of the two years ended December 31, 2023, which is incorporated by reference in this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in this Registration Statement.

Marcum Asia CPAs LLP

Beijing, China

August 15, 2024

BEIJING OFFICE ● Units 06-09 ● 46th Floor ● China World Tower B ● No. 1 Jian Guo Men Wai Avenue ● Chaoyang District ● Beijing ● 100004

Phone 8610.8518.7992 ● Fax 8610.8518.7993 ● www.marcumasia.com